Exhibit 107

Form S-4

(Form Type)

MasTec, Inc.

(Exact Name of Registrant as Specified in its Charter)

Calculation of Filing Fee Tables

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common stock, par value $0.10 per share	457(c) 457(f)(1) 457(f)(3)	2,833,969(1)	N/A	$222,962,359.00(2)	$0.0000927	$20,668.61	–	–	–	–

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$222,962,359.00		$20,668.61

	Total Fees Previously Paid							$0.00

	Total Fees Offsets							$0.00

	Net Fee Due							$20,668.61

(1)

Represents the maximum number of shares of MasTec, Inc. (“MasTec”) common stock, par value $0.10 per share (“MasTec common stock”), estimated to be issuable by the registrant upon the completion of the merger of Indigo Acquisition I Corp., a wholly owned subsidiary of MasTec (“Merger Sub”), with and into Infrastructure and Energy Alternatives, Inc. (“IEA”), with IEA as the surviving corporation, described in the joint proxy statement/prospectus contained herein, which is calculated as the product of (a) the sum of (i) 48,638,392, the number of shares of common stock, par value $0.0001 per share IEA outstanding as of August 24, 2022, plus (ii) 1,711,998, the number of shares of IEA common stock issuable in respect of IEA equity awards (other than stock options) outstanding as of August 24, 2022, plus (iii) 459,589, the number of shares of IEA common stock underlying stock options that outstanding as of August 24, 2022, plus (iv) 7,864,326, the number of shares of IEA common stock underlying warrants outstanding as of August 24, 2022 or issuable by IEA prior to or in connection with the anticipated completion of the merger (such sum, the “estimated maximum number of shares of IEA common stock at closing”), multiplied by (b) the exchange ratio of 0.0483 shares of MasTec common stock for each share of IEA common stock.

(2)

Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to (a) $839,042,561.50, the product obtained by multiplying (i) $14.30 (the average of the high and low prices of IEA common stock on August 22, 2022, as reported on the NYSE), by (ii) 58,674,305, which represents the estimated maximum number of shares of IEA common stock at closing (as defined in footnote (1) above), minus (b) $616,080,202.50, the product obtained by multiplying (i) $10.50 (the per share cash consideration to be paid to the holders of IEA common stock in connection with the merger) multiplied by (ii) 58,674,305, the estimated maximum number of shares of IEA common stock at closing (as defined in footnote (1) above).